Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
April 5, 2024	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc. Announces Departure of a Director: Derek W. Glanvill

Omega Flex, Inc. (the “Company”) today announces that Derek W. Glanvill, a Class 2 director, has resigned from the board of directors of the Company, effective April 4, 2024. The Company thanks Mr. Glanvill for his service as a director and wishes him well.